Exhibit 99.1

newsrelease

Headquarters Office

13737 Noel Road, Ste.100

Dallas, TX 75240

tel: 469.893.2000

fax: 469.893.8600

www.tenethealth.com

Contacts:
Media:	Steven Campanini (469) 893-6321
Investors:	Thomas Rice (469) 893-2522

Tenet Announces Results for Fourth Quarter

Ended December 31, 2007 and 2008 Outlook

Highlights:

•                  Same-hospital admissions increased by 0.1 percent in Q4’07 compared to Q4’06.

•                  Nine percent increase in number of staff physicians with admitting privileges in 2007.

•                  Net loss narrowed to $75 million in Q4’07 versus net loss of $386 million in Q4’06, a reduction of 81 percent. For calendar year 2007 the net loss narrowed to $89 million versus a 2006 net loss of $803 million, a reduction of 89 percent.

•                  Same-hospital adjusted EBITDA (a non-GAAP term defined below), increased by 9.8 percent to $168 million in Q4’07, compared to $153 million in Q4’06. For calendar year 2007 same-hospital adjusted EBITDA was $703 million, up 1.2 percent from $695 million in calendar year 2006.

•                  Same-hospital total commercial managed care revenues grew by 8.9 percent compared to Q4’06 despite a decline in same-hospital commercial managed care admissions and outpatient visits of 1.8 percent and 2.3 percent, respectively.

•                  Adjusted net cash provided by continuing operating activities (a non-GAAP term, defined and reconciled to GAAP below) was $127 million in Q4’07; $572 million in cash and cash equivalents at December 31, 2007.

•                  Outlook for 2008 earnings per share in range of negative 3 cents to positive 6 cents; and, outlook for 2008 adjusted EBITDA from continuing operations in range of $775 million to $850 million. Continue to target $1 billion or more of adjusted EBITDA in 2009.

DALLAS — February 26, 2008 — Tenet Healthcare Corporation (NYSE:THC) today reported a net loss of $75 million, or $0.16 per share, for its fourth quarter of 2007 compared to a net loss of $386 million, or $0.82 per share, in the fourth quarter of 2006. Adjusted EBITDA for the fourth quarter of 2007 was $166 million, an increase of 8.5 percent as compared to $153 million in the fourth quarter of

2006. Same-hospital adjusted EBITDA was $168 million in the fourth quarter of 2007, an increase of $15 million, or 9.8 percent, from $153 million reported in the fourth quarter of 2006. Adjusted EBITDA is a non-GAAP term defined and reconciled below to net loss as determined by generally accepted accounting principles (GAAP). The Company reported a loss from continuing operations of $86 million or $0.18 per share in the fourth quarter of 2007, compared to a loss from continuing operations of $384 million, or $0.81 per share, in the fourth quarter of 2006.

“We are delighted to report positive admissions growth in the fourth quarter. This continues the improving volume trends which have been evident since mid-2007. January 2008 admissions increased by 2.3 percent, and February is showing positive admissions growth. This marks a major milestone in executing our turnaround,” said Trevor Fetter, Tenet’s president and chief executive officer. “As volumes stabilize, we expect the progress made in improving pricing with our major commercial managed care payers and our continued success in cost control to drive a strengthening earnings performance.”

Stephen L. Newman, M.D., chief operating officer, said, “We continue to achieve critical interim targets in our strategy to build volumes. Within our Physician Relationship Program we called on 369 new, strategically targeted physicians, in the fourth quarter, who have no existing relationship with a local Tenet hospital. Over time, we expect these efforts will contribute to a steady stream of new physicians joining the admitting staffs at our hospitals. In the fourth quarter, our efforts resulted in a net increase of 241 physicians on our hospitals’ admitting staffs, a net increase of more than two percent. This brings the total net increase in physicians with active staff privileges to well over a thousand in 2007, or a net increase of roughly nine percent for the year. While it takes time for these relationships to mature and contribute more meaningfully to volume growth, we are very excited about this progress. We believe this growth represents an important milestone on the road towards achieving our intermediate and longer term performance objectives.”

“We continue to expect considerable earnings growth in 2008 and 2009,” said Biggs Porter, chief financial officer. “This is based on our expectations for improved volumes and sustained value from our cost and pricing initiatives, including continued progress in managed care pricing. We are establishing an outlook of $775 million to $850 million of adjusted EBITDA for 2008 and continue to target $1 billion or more in adjusted EBITDA for 2009.” A reconciliation of net income (loss) to “adjusted EBITDA” for the year ending 2008 is provided in Table #3 at the end of this release.

Continuing Operations

The loss from continuing operations for the fourth quarter of 2007 was $86 million, or $0.18 per share, including the following six items:

1. Net cost report and related valuation allowance adjustments recorded in the fourth quarter of 2007 were approximately zero. In the fourth quarter of 2006 we recorded favorable cost report and related valuation allowance adjustments of $18 million pre-tax, $11 million after-tax before the deferred tax valuation allowance, or $0.02 per share;

2. Net impairment and restructuring charges primarily related to the impairment of long-lived assets primarily associated with three hospitals of $36 million pre-tax, $22 million after-tax, before the impact of the deferred tax valuation allowance, or $0.05 per share;

3. Favorable adjustment related to hurricane cost estimates of $3 million, pre-tax, $2 million after-tax, or zero cents per share;

4. Litigation costs of $12 million pre-tax, $8 million after-tax, or $0.02 per share;

5. Net unfavorable income tax adjustments of $41 million, or $0.09 per share to increase the Company’s valuation allowance for deferred tax assets, and other tax adjustments; and,

6. Stock-based compensation expense, included in salaries, wages and benefits of $9 million pre-tax, $6 million after-tax before the deferred tax allowance, or $0.01 per share, in the fourth quarter of 2007 compared to $16 million pre-tax, $10 million after-tax, or $0.02 per share, in the fourth quarter of 2006.

Adjusted EBITDA

Adjusted EBITDA in the fourth quarter of 2007 was $166 million producing a margin (as a percentage of net operating revenues) of 7.4 percent, an increase of $13 million, or 8.5 percent, from adjusted EBITDA of $153 million in the fourth quarter of 2006.  The adjusted EBITDA margin was 7.2 percent in the fourth quarter of 2006. Same-hospital adjusted EBITDA was $168 million in the fourth quarter of 2007, an increase of 9.8 percent from $153 million in the fourth quarter of 2006.

Adjusted EBITDA is a non-GAAP term defined by the Company as net  income (loss) before (1) the cumulative effect of change in accounting principle, net of tax, (2) income (loss) from discontinued operations, net of tax, (3) income tax (expense) benefit, (4) net gains on sale of investments, (5) minority interests, (6) investment earnings, (7) interest expense, (8) litigation and investigation costs, (9) hurricane insurance recoveries, net of costs, (10) impairment of long-lived assets and goodwill and restructuring charges, net of insurance recoveries, (11) amortization, and (12) depreciation. A reconciliation of net income (loss) to “Adjusted EBITDA” is provided in Table#1 at the end of this release.

Same-Hospital Data

Same-hospital data for the fourth quarter of 2007 excludes the impact of two hospitals: (1) Coastal Carolina Hospital which was acquired by Tenet on June 30, 2007, and (2) pre-opening expenses associated with our new hospital in east El Paso scheduled to open in May, 2008.

Same-hospital data is used as the primary form of data presentation in the narrative sections of this press release.

Total-hospital data, including the contribution from Coastal Carolina Hospital, is provided in the tabular presentation of data at the end of this press release.

As a result of this approach, certain amounts in the tables in the narrative section of this release will not tie to amounts in the consolidated statement of operations as the amounts in the narrative section represent “same-hospital” data, not consolidated data.

In the fourth quarter, Coastal Carolina Hospital generated $7 million in net operating revenues, breakeven net income and breakeven adjusted EBITDA. Our new hospital in east El Paso generated no revenues, but recorded $2 million in pre-opening expenses, resulting in negative adjusted EBITDA of $2 million.

Admissions, Patient Days and Surgeries

		Same-Hospital Continuing Operations
Admissions, Patient Days, and Surgeries		Q4’07	Q4’06	Change (%)
Commercial Managed Care Admissions		39,285	40,012	(1.8)
Governmental Managed Care Admissions		27,635	25,807	7.1
Medicare Admissions		42,456	43,631	(2.7)
Medicaid Admissions		17,320	17,172	0.9
Uninsured Admissions		6,547	5,952	10.0
Charity Care Admissions		2,325	2,577	(9.8)
Other Admissions		3,568	3,872	(7.9)
Total Admissions		139,136	139,023	0.1
Admissions excluding Charity and Uninsured		130,264	130,494	(0.2)
Admissions through Emergency Department		74,878	74,323	0.7
ED Admissions /Total admissions	(%)	53.8	53.5	0.3 (a)
Uninsured admissions / Total admissions	(%)	4.7	4.3	0.4 (a)
Commercial managed care admits /Total admits	(%)	28.2	28.8	(0.6) (a)
Charity Admissions / Total Admissions	(%)	1.7	1.9	(0.2) (a)
Surgeries - Inpatient		42,314	42,492	(0.4)
Surgeries - Outpatient		54,516	54,064	0.8
Surgeries - Total		96,830	96,556	0.3
Patient Days - Total		681,427	688,332	(1.0)
Adjusted Patient Days		974,043	971,366	0.3
Patient Days - Commercial Managed Care		156,248	158,979	(1.7)
Average Length of Stay		4.9	5.0	(0.1) (a)
Adjusted Patient Admissions (b) - Total		200,287	197,521	1.4

(a)       This change is the difference between the 2007 and 2006 amounts shown.

(b)      “Adjusted Patient Admissions” represents actual patient admissions adjusted to include outpatient services by multiplying actual patient admissions by the sum of gross inpatient revenues and outpatient revenues and dividing the result by gross inpatient revenues.

Same-hospital admissions for the fourth quarter of 2007 were 139,136, an increase of 113 admissions, or 0.1 percent, compared to admissions of 139,023 in the fourth quarter of 2006.  Excluding the impact of our Florida and USC hospitals, Tenet would have reported a same-hospital admissions increase of 0.3 percent.

Same-hospital commercial managed care admissions declined from 40,012 to 39,285, a decline of 727 admissions, or 1.8 percent, in the fourth quarter of 2007 as compared to the fourth quarter of 2006. Three hospitals, two in Texas and one in Alabama, were responsible for 96 percent of this decline.

Same-hospital total managed care admissions, including both commercial and government programs, increased to 66,920, an increase of 1,101, or 1.7 percent. This increase reflects the continuing shift from traditional government programs towards managed government programs.

Tenet’s recently established affiliation with a local healthcare provider in Philadelphia and an acquisition in Modesto, California, which became effective during the fourth quarter of 2007 added 653 admissions to fourth quarter 2007 results. Since these programs were not in effect for the entire fourth quarter, Tenet expects the favorable impact on volume growth to be more significant in the first quarter of 2008.

Outpatient Visits

		Same-Hospital Continuing Operations
Outpatient Visits		Q4’07	Q4’06	Change (%)
Total OP Visits		992,573	1,007,147	(1.4)
Uninsured OP Visits		107,542	104,160	3.2
Uninsured OP Visits/ Total OP Visits	(%)	10.8	10.3	0.5 (a)
Charity Care OP Visits		5,240	5,670	(7.6)
Charity Care OP Visits / Total OP Visits	(%)	0.5	0.6	(0.1) (a)
OP Visits excluding Charity and Uninsured		879,791	897,317	(2.0)
Commercial Managed Care OP Visits		384,603	393,730	(2.3)
Commercial OP Visits / Total Visits	(%)	38.7	39.1	(0.4) (a)

(a) This change is the difference between the 2007 and 2006 amounts shown.

Same-hospital outpatient visits in the fourth quarter of 2007 were 992,573, a decline of 14,574, or 1.4 percent, as compared to 1,007,147 visits in the fourth quarter of 2006. A number of factors contributed to this decline including the increasing competition the Company is experiencing from physician-owned entities providing outpatient services. Excluding the Company’s Florida and USC hospitals, the decline in outpatient visits was 0.2 percent. The Florida visit declines were primarily in lower revenue diagnostic imaging services.

Tenet’s recently established affiliations with a local provider in Philadelphia which became effective in the fourth quarter of 2007 added 300 outpatient visits to our fourth quarter totals.

Revenues

		Same-Hospital Continuing Operations
Revenues ($ in Millions)		Q4’07	Q4’06	Change (%)
Net operating revenues		2,244	2,116	6.0
Net patient revenue from commercial managed care		907	833	8.9
Revenues from the uninsured		161	137	17.5
Charity care gross charges		144	165	(12.7)
Provision for doubtful accounts (“Bad Debt”)		132	117	12.8
Uncompensated care (a) (b)		276	282	(2.1)
Uncompensated care/ (Net operating revenues plus Charity care) (a) (c)	(%)	11.6	12.4	(0.8)

(a)  Non-GAAP measure

(b)  Defined as charity care plus provision for doubtful accounts

(c)  This percentage change is the difference between the 2007 and 2006 amounts shown

Same-hospital net operating revenues from continuing operations were $2.244 billion in the fourth quarter of 2007, an increase of $128 million, or 6.0 percent, as compared to $2.116 billion in the fourth quarter of 2006. This revenue growth, in the context of a soft volume environment, is primarily a reflection of new, attractively priced commercial managed care contracts.

Same-hospital net patient revenue from commercial managed care payers increased by $74 million, or 8.9 percent, in the fourth quarter of 2007 compared to the fourth quarter of 2006. This increase reflects continued pricing increases sufficient to offset a decline in commercial managed care admissions of 1.8 percent and a decline in commercial managed care outpatient visits of 2.3 percent.

Same-hospital disproportionate-share revenue under various state Medicaid programs and other state-funded subsidies provided revenues of approximately $38 million and $35 million in the fourth quarters of 2007 and 2006, respectively. Disproportionate-share payments are dependent on government programs, which are subject to periodic review and policy changes.

Pricing

		Same-Hospital Continuing Operations
Pricing		Q4’07	Q4’06	Change (%)
Net inpatient revenue per admission	($)	10,889	10,480	3.9
Net inpatient revenue per patient day	($)	2,223	2,117	5.0
Net outpatient revenue per visit	($)	660	597	10.6
Net patient revenue per adjusted patient admission	($)	10,834	10,419	4.0
Net patient revenue per adjusted patient day	($)	2,228	2,119	5.1
Managed care: Net inpatient revenue per admission	($)	11,483	10,499	9.4
Managed care: Net outpatient revenue per visit	($)	775	711	9.0

Pricing improvement was evident across all key metrics. Same-hospital net inpatient revenue per admission for the fourth quarter of 2007 was $10,889 compared to $10,480 in the fourth quarter of 2006, an increase of $409, or 3.9 percent.  Same-hospital net outpatient revenue per visit was $660 in the fourth quarter of 2007 compared to $597 in the fourth quarter of 2006, an increase of $63, or 10.6 percent. Adjusting net patient revenues in the fourth quarter of 2006 to exclude the favorable impact of $18 million from prior year cost report adjustments, the increase in net patient revenues per adjusted admission in the fourth quarter of 2007 would have been 4.9 percent and the increase in net patient revenues per adjusted patient day would have been 6.1 percent.

The Company disaggregates its managed care business into two categories: (1) commercial managed care and (2) managed Medicare and managed Medicaid. In the fourth quarter of 2007, approximately 77 percent of same-hospital managed care revenues were recognized from our commercial managed care business and 23 percent were recognized from managed Medicare and managed Medicaid. The Company recognized 78 percent of same-hospital managed care revenues from our commercial managed care business and 22 percent were recognized from managed Medicare and managed Medicaid in the fourth quarter of 2006. In recent quarters the Company has seen revenues from managed government programs grow more rapidly than the commercial portion of our managed care business. This mix shift reflects the rapid migration to managed Medicare and Medicaid from traditional Medicare and Medicaid which has characterized the healthcare sector nationwide. In the fourth quarter of 2007 same-hospital managed care admissions were approximately 59 percent commercial managed care and 41 percent managed Medicare and managed Medicaid compared to 61 percent and 39 percent, respectively, in the fourth quarter of 2006.  Same-hospital managed care outpatient visits in the fourth quarter of 2007 were 72 percent commercial managed care and 28 percent managed Medicare and managed Medicaid compared to 74 percent and 26 percent, respectively, in the fourth quarter of 2006.

For our aggregate managed care portfolio, including managed government programs, same- hospital net inpatient revenue per admission increased by 9.4 percent in the fourth quarter of 2007 as compared to the fourth quarter of 2006.  Same-hospital net outpatient revenue per visit increased by 9.0 percent for our aggregate managed care portfolio in the fourth quarter of 2007 as compared to the fourth quarter of 2006.

Controllable Operating Expenses

		Same-Hospital Continuing Operations
Controllable Operating Expenses		Q4’07	Q4’06	Change (%)
Salaries, Wages & Benefits	($mm)	1,020	958	6.5
Supplies	($mm)	405	378	7.1
Rent/ lease expense	($mm)	40	39	2.6
Other Operating Expenses	($mm)	479	471	1.7
Total Controllable Operating Expenses	($mm)	1,944	1,846	5.3
Controllable operating expenses per adjusted patient day	($)	1,996	1,900	5.1

The Company continues to capture incremental efficiencies within its cost structure both in flexing its costs in response to fluctuating patient volumes at the hospital level and shrinking its overhead infrastructure to align its costs with the smaller number of hospitals being managed. Same-hospital controllable operating expenses (consisting of salaries, wages and benefits, supplies, and other operating expenses) were $1.944 billion and $1.846 billion in the fourth quarters of 2007 and 2006, respectively, an increase of $98 million, or 5.3 percent.  Same-

hospital controllable operating expenses per adjusted patient day were $1,996 in the fourth quarter of 2007 compared to $1,900 in the fourth quarter of 2006, an increase of $96 per adjusted patient day, or 5.1 percent.

Same-hospital salaries, wages and benefits expense increased by $62 million, or 6.5 percent. This increase is primarily the result of merit increases provided to maintain competitive wage rates in our markets. For the bulk of our employees merit increases were effective October 1, 2007. Certain compensation and benefit adjustments were made at year-end which added a net $12 million to salaries, wages and benefits expense in the fourth quarter of 2007. These net increases were partially offset by a decline in FTEs (full time equivalent employee headcount) of 209, or 0.4 percent, from the fourth quarter of 2006 to the fourth quarter of 2007. Contract labor expense, which is included in salaries, wages and benefits, declined by $8 million, or 15.4 percent, to $44 million in the fourth quarter of 2007 from $52 million in the fourth quarter of 2006.

Same-hospital supplies expense increased by $27 million, or 7.1 percent, compared to the fourth quarter of 2006. This increase in supplies expense was driven by a significant increase in surgeries involving implant devices which contributed to an increase in implant expense of $17 million, or 18 percent. Excluding the costs of implants in both periods, the costs of supplies increased by only 3.5 percent in total, or 3.4 percent per adjusted patient day.

Same-hospital “Other Operating Expenses” increased by $8 million, or 1.7 percent, to $479 million in the fourth quarter of 2007 as compared to $471 million in the fourth quarter of 2006. Other operating expenses includes medical malpractice expense of $39 million for the fourth quarter of 2007, a decline of $13 million, or 25 percent, from $52 million in the fourth quarter of 2006.

Provision for Doubtful Accounts

		Same-Hospital Continuing Operations
Bad Debt		Q4’07	Q4’06	Change (%)
Provision for Doubtful Accounts (“Bad Debt”)	($mm)	132	117	12.8
Bad Debt / Net Operating Revenues	(%)	5.9	5.5	0.4	(a)
Collection rate from uninsured	(%)	13	12	1	(a)
Collection rate from balance-after	(%)	64	60	4	(a)
Collection rate from self-pay	(%)	36	32	4	(a)
Collection rate from managed care payers	(%)	98	97	1	(a)

(a) This percentage change is the difference between the Q4’07 and Q4’06 amounts shown

          Same-hospital provision for doubtful accounts, or bad debt expense, was $132 million in the fourth quarter of 2007, an increase of $15 million, or 12.8 percent, from the provision for doubtful accounts of $117 million in the fourth quarter of 2006.  Bad debt expense in the fourth quarter of 2007 was reduced by $19 million due to a favorable adjustment primarily related to the Company’s improved experience in collecting from self-pay accounts over an 18-month look-back period and by a $4 million settlement of a dispute with a managed care payer.

          Bad debt expense in the fourth quarter of 2006 was also reduced by a total of $17 million due to the impact of two favorable items:

(1)	an $8 million favorable adjustment related to a change in the estimated necessary bad debt reserve levels for self-pay based on updated collection rates; and,

(2)	A $9 million reduction in bad debt expense related to the settlement of disputes with certain managed care payers.

          Same hospital bad debt expense was 5.9 percent of net operating revenues in the fourth quarter of 2007, an increase of 40 basis points as compared to 5.5 percent in the fourth quarter of 2006.

          The increase in bad debt expense was largely the result of the increase in the uninsured volumes with uninsured admissions increasing 10.0 percent and uninsured outpatient visits increasing 3.2 percent from the fourth quarter of 2006 to the fourth quarter of 2007.

Accounts Receivable

          Accounts receivable were $1.385 billion at December 31, 2007, and $1.354 billion at  September 30, 2007. Accounts receivable days outstanding for continuing operations were 54 days at December 31, 2007, an increase of one day from 53 days at both September 30, 2007 and December 31, 2006. The increase in accounts receivable days from September 30, 2007, is principally due to the reduction in the allowance for doubtful accounts which resulted from improved collection experience as discussed above. This favorable impact on bad debt expense added 0.8 days to accounts receivable days outstanding.

          The settlement of older managed care accounts in the fourth quarter of 2007 did not significantly impact our accounts receivable balance as these accounts were significantly reserved.

Cash Flow

          Cash and cash equivalents were $572 million at December 31, 2007, a decrease of $83 million from $655 million at September 30, 2007.

          Net cash provided by operating activities was $112 million in the fourth quarter of 2007.  In accordance with GAAP, this cash flow figure excludes capital expenditures, proceeds of asset sales, as well as certain other items.  “Adjusted net cash provided by operating activities—continuing operations” is a non-GAAP term defined by the Company as “net cash provided by operating activities” of $112 million excluding (1) cash provided by discontinued operations of $22 million, (2) payments against reserves for restructuring charges of $31 million, and (3) income tax payments of $6 million. Using this definition, adjusted net cash provided by operating activities from continuing operations was $127 million for the fourth quarter of 2007. This reconciliation is provided in Table #2 at the end of this release. Adjusted net cash provided by operating activities from continuing operations in the fourth quarter of 2007 declined by $53 million, or 29 percent, from $180 million in the fourth quarter of 2006. This decline is principally attributable to $15 million of interest payments in the fourth quarter of 2007 related to the Company’s global settlement with the federal government, and the timing of cash collections on patients’ accounts receivables which have been impacted by increases in uninsured revenues, and the timing of cash disbursements at year end 2007, which resulted in a reduction of the Company’s book overdraft at December 31, 2007 as compared to December 31, 2006. A reconciliation of “Net cash provided by (used in)

operating activities” to “Adjusted net cash provided by operating activities—continuing operations” is provided in Table #2 at the end of this release.

          Total company capital expenditures in the fourth quarter of 2007 were $303 million, $300 million of which related to continuing operations. These capital expenditures included $22 million for the construction of our new hospital in east El Paso and $2 million for the construction of a replacement hospital for our East Cooper Regional Medical Center in South Carolina. Capital expenditures related to continuing operations in the fourth quarter of 2006 were $291 million.

          Significant cash flow items classified as investing cash flows in the fourth quarter of 2007 excluded from the above definition of adjusted free cash flow included:

(1)	$48 million of cash surrender proceeds from certain life insurance policies;

(2)	Net proceeds of $45 million from the sale of marketable securities of our insurance subsidiary;

(3)	$6 million of insurance recoveries related to hurricane-related property damage; and,

(4)

$5 million of proceeds related to the collection on a note receivable issued by the Company associated with the previously announced sale of our former Roxborough and Warminster hospitals in the Philadelphia area.

Liquidity

          Total debt was $4.772 billion at December 31, 2007, an increase of $5 million from total debt on September 30, 2007, of $4.767 billion. Net debt, a non-GAAP measure defined as total debt, less cash and cash equivalents of $572 million at December 31, 2007, and $655 million at September 30, 2007, was $4.200 billion at December 31, 2007, and $4.112 billion at September 30, 2007.

Income Taxes

          The income tax expense of $20 million in the fourth quarter of 2007 related to continuing operations includes a $21 million tax benefit before the valuation allowance for deferred tax assets and $41 million of tax expense primarily related to changes in the valuation allowance for deferred tax assets and other tax adjustments. Federal net operating loss carryforwards were approximately $2.0 billion at December 31, 2007.

Discontinued Operations

          Net income from discontinued operations for the fourth quarter of 2007 was $11 million, or $0.02 per share. In the fourth quarter of 2007, the Company recognized a gain of $15 million related to the sale of accounts receivable in the fourth quarter of 2006. As previously disclosed, this gain was not recognized in 2006 due to the potential for additional proceeds from the buyer under the sales agreement, which resulted in the gain being deferred for accounting purposes. Based on the buyer’s collection experience, it is unlikely additional proceeds will be received by the Company and the sales agreement was amended accordingly in the fourth quarter of 2007.

Outlook for 2008

          The Company’s outlook for 2008 is materially dependent on patient volumes. Although Tenet experienced aggregate net declines in both admissions and outpatient visits in 2007, there were encouraging signs that aggregate volume trends were stabilizing in the second half of 2007.

          For 2008, the Company has assumed same-hospital admission growth of approximately 1.0-2.0 percent, and same-hospital outpatient visit growth of 2.0-3.0 percent. This volume outlook for 2008 represents a material improvement relative to the 1.0 percent decline in same-hospital admissions, and a 2.0 percent decline in same-hospital outpatient visits in 2007.

          Based on these volume assumptions, the 2008 outlook for growth in net operating revenues is in the range of 5.0 to 6.0 percent. This is consistent with an outlook for net operating revenues in the range $9.3 billion to $9.4 billion. Same-hospital net operating revenues grew by 4.5 percent in 2007.

          The outlook for growth in controllable operating expenses per adjusted patient day is in the range of 3.0 to 3.5 percent for 2008. This outlook reflects the Company’s expectations for continued cost efficiencies as well as the favorable impact of enhanced operating leverage which is expected to result from higher volume. This compares to 5.1 percent same-hospital growth in 2007.

          The 2008 outlook for bad debt expense is in the range of 6.5 to 7.0 percent of net operating revenues, or bad debt expense in the range of $600 million to $650 million. In 2007, bad debt expense was $567 million, or 6.4 percent of net operating revenues.

          Adjusted EBITDA (a non-GAAP term reconciled to net loss as defined by GAAP in the notes at the end of this section) is expected to be in the range of $775 million to $850 million in 2008. Based on the outlook for net operating revenue cited above, this corresponds to an adjusted EBITDA margin range of 8.3 to 9.0 percent. In 2007, Tenet’s adjusted EBITDA was $701 million, corresponding to an adjusted EBITDA margin of 7.9 percent.

          The outlook for depreciation and amortization expense in 2008 is approximately $400 million, and the 2008 outlook for interest expense is approximately $400 million, net of investment earnings and minority interest.

          Tenet’s 2008 outlook for income (loss) from continuing operations before income taxes, including $5 million of expected 2008 litigation and investigation costs, ranges from a loss of $30 million to income of $45 million. Based on projected 2008 taxes of $20 million, the 2008 outlook for earnings per share from continuing operations is in the range of a negative $0.10 per share to positive $0.05 per share.

          The Company’s outlook includes an expectation of adjusted net cash provided by operating activities to be in the range of $400 million to $500 million in 2008, which the Company defines to exclude income tax payments/refunds, litigation and restructuring payments, and discontinued operations. Capital expenditures are expected to be in the range of $600 million to $650 million in 2008. Adjusted free cash flow from continuing operations for 2008 is expected to be in the range of negative $200 million to negative $150 million. The Company’s outlook for cash and cash equivalents at December 31, 2008, includes: (1) $103 million of litigation payments and certain payments related to restructuring reserves, including $88 million in payments to the Department of Justice relating to the 2006 settlement; (2) $55 million to $80 million of cash used in discontinued operations; (3) $33 million to $58 million provided by other investment activities; (4) $17 million in net income tax payments; and (5) $5 million of cash usage for financing activities. Including these additional five items and the range for outlook capital expenditures, the outlook range for cash and cash equivalents at December 31, 2008 is $200 million to $300 million. However, the Company also expects that various initiatives currently being implemented have the potential to materially improve the outlook for cash at December 31, 2008. These initiatives include the potential sale of the Company’s medical office buildings and the sale or collection of other non-core, non-hospital assets. These initiatives have the potential of generating cash of between $400 million and $600 million over the next two years. This potential incremental cash is in addition to the $129 million generated as the result of initiatives completed by December 31, 2007.

          A reconciliation of outlook adjusted EBITDA to outlook net loss for year ending December 31, 2008 is provided in Table #3; and a reconciliation of outlook adjusted net cash provided by operating activities, and outlook adjusted free cash flow from continuing operations to outlook net cash provided by operating activities for the year ending December 31, 2008 is provided in Table #4 at the end of this release.

Management’s Webcast Discussion of Fourth Quarter Results and 2008 Outlook

          Tenet management will discuss fourth quarter 2007 results and its Outlook for 2008 on a webcast scheduled to begin at 11:00 AM (ET) on February 26, 2008. This webcast may be accessed through Tenet’s website at www.tenethealth.com. A set of slides has been posted to the Company’s website which may be referred to during management’s remarks.

          Tenet Healthcare Corporation, through its subsidiaries, owns and operates acute care hospitals and related ancillary health care businesses, which include ambulatory surgery centers and diagnostic imaging centers.   Tenet is committed to providing high quality care to patients in the communities we serve.  Tenet can be found on the World Wide Web at www.tenethealth.com.

# # #

Some of the statements in this release may constitute forward-looking statements.  Such statements are based on our current expectations and could be affected by numerous factors and are subject to various risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended Dec. 31, 2007, our quarterly reports on Form 10-Q and periodic reports on Form 8-K.  Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated.  We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.

TENET HEALTHCARE CORPORATION

CONSOLIDATED OPERATIONS DATA

(Unaudited)

	Three Months Ended December 31,
(Dollars in millions except per share amounts)	2007	%	2006	%	Change

Net operating revenues	$2,251	100.0%	$2,116	100.0%	6.4%
Operating expenses:
Salaries, wages and benefits	(1,023)	(45.4)%	(958)	(45.3)%	6.8%
Supplies	(406)	(18.0)%	(378)	(17.9)%	7.4%
Provision for doubtful accounts	(134)	(6.0)%	(117)	(5.5)%	14.5%
Other operating expenses, net	(522)	(23.2)%	(510)	(24.1)%	2.4%
Depreciation	(85)	(3.8)%	(83)	(3.9)%	2.4%
Amortization	(8)	(0.4)%	(10)	(0.5)%	(20.0)%
Impairment of long-lived assets and goodwill, and restructuring charges, net of insurance recoveries	(36)	(1.6)%	(312)	(14.7)%
Hurricane insurance recoveries, net of costs	3	0.1%	—	(0.0)%
Litigation and investigation costs	(12)	(0.5)%	(15)	(0.7)%
Operating income (loss)	28	1.2%	(267)	(12.6)%
Interest expense	(104)		(102)
Investment earnings	11		13
Minority interests	(1)		(2)
Net gains on sales of investments	—		3
Loss from continuing operations, before income taxes	(66)		(355)
Income tax expense	(20)		(29)
Loss from continuing operations, before discontinued operations	(86)		(384)
Discontinued operations:
Income (loss) from operations	23		(26)
Impairment of long-lived assets and goodwill, and restructuring charges, net of insurance recoveries	(11)		(33)
Hurricane insurance recoveries, net of costs	—		(1)
Litigation settlements, net of insurance recoveries	—		11
Net gains (losses) on sales of facilities	(4)		13
Income tax benefit	3		34
Income (loss) from discontinued operations, net of tax	11		(2)
Net loss	$(75)		$(386)
Diluted earnings (loss) per common share and common equivalent share:
Continuing operations	$(0.18)		$(0.81)
Discontinued operations	0.02		(0.01)
	$(0.16)		$(0.82)
Weighted average shares and dilutive securities (if applicable) outstanding (in thousands):	474,286		471,484

TENET HEALTHCARE CORPORATION

CONSOLIDATED OPERATIONS DATA

(Unaudited)

	Year Ended December 31,
(Dollars in millions except per share amounts)	2007	%	2006	%	Change

Net operating revenues	$8,852	100.0%	$8,453	100.0%	4.7%
Operating expenses:
Salaries, wages and benefits	(3,964)	(44.8)%	(3,775)	(44.7)%	5.0%
Supplies	(1,573)	(17.8)%	(1,532)	(18.1)%	2.7%
Provision for doubtful accounts	(567)	(6.4)%	(502)	(5.9)%	12.9%
Other operating expenses, net	(2,047)	(23.1)%	(1,949)	(23.1)%	5.0%
Depreciation	(330)	(3.7)%	(309)	(3.7)%	6.8%
Amortization	(32)	(0.4)%	(28)	(0.3)%	14.3%
Impairment of long-lived assets and goodwill, and restructuring charges, net of insurance recoveries	(60)	(0.7)%	(338)	(4.0)%
Hurricane insurance recoveries, net of costs	3	—	14	0.2%
Litigation and investigation costs	(13)	(0.1)%	(766)	(9.1)%
Operating income (loss)	269	3.0%	(732)	(8.7)%
Interest expense	(419)		(408)
Investment earnings	47		62
Minority interests	(4)		(4)
Net gains on sales of investments	—		5
Loss from continuing operations, before income taxes	(107)		(1,077)
Income tax benefit	58		262
Loss from continuing operations, before discontinued operations and cumulative effect of change in accounting principle	(49)		(815)
Discontinued operations:
Loss from operations	(23)		(73)
Impairment of long-lived assets and goodwill, and restructuring charges, net of insurance recoveries	(29)		(140)
Hurricane insurance recoveries, net of costs	—		186
Litigation settlements, net of insurance recoveries	—		35
Net gains (losses) on sales of facilities	(8)		15
Income tax (expense) benefit	20		(13)
Income (loss) from discontinued operations, net of tax	(40)		10
Loss before cumulative effect of changes in accounting principle	(89)		(805)
Cumulative effect of change in accounting principle, net of tax	—		2
Net loss	$(89)		$(803)
Diluted earnings (loss) per common share and common equivalent share:
Continuing operations	$(0.10)		$(1.73)
Discontinued operations	(0.09)		0.02
Cumulative effect of changes in accounting principle, net of tax	—		—
	$(0.19)		$(1.71)
Weighted average shares and dilutive securities (if applicable) outstanding (in thousands):	473,405		470,847

TENET HEALTHCARE CORPORATION

BALANCE SHEET DATA

(Unaudited)

	December 31,
(Dollars in Millions)	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$572	$784
Investments in marketable debt securities	20	39
Accounts receivable, less allowance for doubtful accounts	1,385	1,413
Inventories of supplies, at cost	183	184
Income tax receivable	7	171
Deferred income taxes	87	69
Assets held for sale	51	119
Other current assets	255	246
Total current assets	2,560	3,025
Investments and other assets	288	383
Property and equipment, at cost, less accumulated depreciation and amortization	4,645	4,299
Goodwill	607	601
Other intangible assets, at cost, less accumulated amortization	293	231
Total assets	$8,393	$8,539

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$1	$22
Accounts payable	780	775
Accrued compensation and benefits	393	390
Professional and general liability reserves	161	145
Accrued interest payable	126	130
Accrued legal settlement costs	119	71
Other current liabilities	468	392
Total current liabilities	2,048	1,925
Long-term debt, net of current portion	4,771	4,760
Professional and general liability reserves	555	586
Accrued legal settlement costs	163	251
Other long-term liabilities and minority interests	683	646
Deferred income taxes	119	107
Total liabilities	8,339	8,275
Commitments and contingencies
Shareholders’ equity:
Common stock	26	26
Additional paid-in capital	4,412	4,372
Accumulated other comprehensive loss	(28)	(45)
Accumulated deficit	(2,877)	(2,610)
Less common stock in treasury, at cost	(1,479)	(1,479)
Total shareholders’ equity	54	264
Total liabilities and shareholders’ equity	$8,393	$8,539

TENET HEALTHCARE CORPORATION

CASH FLOW DATA

(Unaudited)

	Year Ended December 31,
(Dollars in Millions)	2007	2006
Net loss	$(89)	$(803)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	362	337
Provision for doubtful accounts	567	502
Deferred income tax benefit	2	(68)
Stock-based compensation expense	40	50
Impairment of long-lived assets and goodwill, and restructuring charges, net of insurance recoveries	60	338
Litigation and investigation costs	13	766
Pre-tax (income) loss from discontinued operations	60	(23)
Cumulative effect of changes in accounting principle	—	(2)
Other items, net	(12)	(22)
Changes in cash from changes in operating assets and liabilities:
Accounts receivable	(647)	(453)
Inventories and other current assets	(26)	(46)
Income taxes	83	(396)
Accounts payable, accrued expenses and other current liabilities	(81)	(109)
Other long-term liabilities	39	29
Insurance recoveries for business interruption and other costs	—	161
Payments against reserves for restructuring charges and litigation costs and settlements	(70)	(698)
Net cash provided by (used in) operating activities from discontinued operations, excluding income taxes and insurance recoveries for business interruption and other costs	25	(25)
Net cash provided by (used in) operating activities	326	(462)
Cash flows from investing activities:
Purchases of property and equipment:
Continuing operations	(662)	(622)
Discontinued operations	(14)	(59)
Purchase of business or joint venture interest	(36)	(28)
Construction of new and replacement hospitals	(67)	(12)
Proceeds from sales of facilities and other assets — discontinued operations	91	226
Proceeds from sales of marketable securities, long-term investments and other assets	706	33
Purchases of marketable securities	(652)	(43)
Proceeds from hospital authority bonds	31	4
Proceeds from cash surrender value of insurance policies	82	—
Insurance recoveries for property damage	6	115
Other items, net	(5)	7
Net cash used in investing activities	(520)	(379)
Cash flows from financing activities:
Repayments of borrowings	(22)	(20)
Release of restricted cash related to letter of credit facility	—	263
Other items, net	4	9
Net cash provided by (used in) financing activities	(18)	252
Net decrease in cash and cash equivalents	(212)	(589)
Cash and cash equivalents at beginning of period	784	1,373
Cash and cash equivalents at end of period	$572	$784
Supplemental disclosures:
Interest paid, net of capitalized interest	$(395)	$(376)
Income tax (payments) refunds, net	$162	$(215)

TENET HEALTHCARE CORPORATION

SELECTED STATISTICS — CONTINUING SAME HOSPITALS

(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2007	2006	Change	2007	2006	Change

Net inpatient revenues	$1,515	$1,457	3.9%	$5,961	$5,789	3.0%
Net outpatient revenues	$655	$601	9.0%	$2,581	$2,393	7.9%

Number of general hospitals (at end of period)	53	53	— *	53	53	— *
Licensed beds (at end of period)	14,475	14,283	1.3%	14,475	14,283	1.3%
Average licensed beds	14,475	14,283	1.3%	14,355	14,366	(0.1)%
Utilization of licensed beds	51.2%	52.4%	(1.2)%*	52.5%	53.6%	(1.1)%*
Patient days	681,427	688,332	(1.0)%	2,754,533	2,812,740	(2.1)%
Adjusted patient days	974,043	971,366	0.3%	3,927,936	3,958,689	(0.8)%
Net inpatient revenue per patient day	$2,223	$2,117	5.0%	$2,164	$2,058	5.2%
Admissions	139,136	139,023	0.1%	555,318	561,198	(1.0)%
Adjusted patient admissions	200,287	197,521	1.4%	797,069	795,850	0.2%
Net inpatient revenue per admission	$10,889	$10,480	3.9%	$10,734	$10,315	4.1%
Average length of stay (days)	4.9	5.0	(0.1)*	5.0	5.0	— *
Surgeries	96,830	96,556	0.3%	388,487	399,351	(2.7)%
Net outpatient revenue per visit	$660	$597	10.6%	$642	$583	10.1%
Outpatient visits	992,573	1,007,147	(1.4)%	4,021,945	4,102,587	(2.0)%

Sources of net patient revenue
Medicare	25.5%	26.4%	(0.9)%*	25.8%	26.6%	(0.8)%*
Medicaid	8.5%	9.1%	(0.6)%*	8.4%	8.9%	(0.5)%*
Managed care governmental	12.7%	11.7%	1.0%*	12.0%	11.1%	0.9%
Managed care commercial	41.8%	40.3%	1.5%*	41.9%	41.3%	0.6%*
Indemnity, self-pay and other	11.5%	12.5%	(1.0)%*	11.9%	12.1%	(0.2)%*

* This change is the difference between the 2007 and 2006 amounts shown

TENET HEALTHCARE CORPORATION

SELECTED STATISTICS — CONTINUING TOTAL HOSPITALS

(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2007	2006	Change	2007	2006	Change

Net inpatient revenues	$1,517	$1,457	3.7%	$5,967	$5,789	3.1%
Net outpatient revenues	$660	$601	9.8%	$2,590	$2,393	8.2%

Number of general hospitals (at end of period)	54	53	1 *	54	53	1 *
Licensed beds (at end of period)	14,516	14,283	1.6%	14,516	14,283	1.6%
Average licensed beds	14,516	14,283	1.6%	14,379	14,366	0.1%
Utilization of licensed beds	51.1%	52.4%	(1.3)%*	52.5%	53.6%	(1.1)%*
Patient days	682,853	688,332	(0.8)%	2,757,848	2,812,740	(2.0)%
Adjusted patient days	978,344	971,366	0.7%	3,937,329	3,958,689	(0.5)%
Net inpatient revenue per patient day	$2,222	$2,117	5.0%	$2,164	$2,058	5.2%
Admissions	139,449	139,023	0.3%	556,025	561,198	(0.9)%
Adjusted patient admissions	201,228	197,521	1.9%	799,072	795,850	0.4%
Net inpatient revenue per admission	$10,879	$10,480	3.8%	$10,732	$10,315	4.0%
Average length of stay (days)	4.9	5.0	(0.1)%*	5.0	5.0	— *
Surgeries	96,891	96,556	0.3%	388,996	399,351	(2.6)%
Net outpatient revenue per visit	$658	$597	10.2%	$641	$583	9.9%
Outpatient visits	1,002,585	1,007,147	(0.5)%	4,042,350	4,102,587	(1.5)%

Sources of net patient revenue
Medicare	25.6%	26.4%	(0.8)%*	25.8%	26.6%	(0.8)%*
Medicaid	8.5%	9.1%	(0.6)%*	8.4%	8.9%	(0.5)%*
Managed care governmental	12.5%	11.7%	0.8%*	12.0%	11.1%	0.9%
Managed care commercial	41.9%	40.3%	1.6%*	41.8%	41.3%	0.5%*
Indemnity, self-pay and other	11.5%	12.5%	(1.0)%*	12.0%	12.1%	(0.1)%*

* This change is the difference between the 2007 and 2006 amounts shown

TENET HEALTHCARE CORPORATION

CONSOLIDATED OPERATIONS DATA

Fiscal 2007 by Calendar Quarter

(Unaudited)

	Three Months Ended				Year Ended
(Dollars in millions except per share amounts)	3/31/07	6/30/07	9/30/07	12/31/07	12/31/07

Net operating revenues	$2,218	$2,171	$2,212	$2,251	$8,852
Operating expenses:
Salaries, wages and benefits	(992)	(966)	(983)	(1,023)	(3,964)
Supplies	(395)	(389)	(383)	(406)	(1,573)
Provision for doubtful accounts	(133)	(141)	(159)	(134)	(567)
Other operating expenses, net	(504)	(511)	(510)	(522)	(2,047)
Depreciation	(81)	(81)	(83)	(85)	(330)
Amortization	(8)	(8)	(8)	(8)	(32)
Impairment of long-lived assets and goodwill, and restructuring charges, net of insurance recoveries	(3)	(8)	(13)	(36)	(60)
Hurricane insurance recoveries, net of costs	—	—	—	3	3
Litigation and investigation (costs) benefit	1	1	(3)	(12)	(13)
Operating income	103	68	70	28	269
Interest expense	(105)	(105)	(105)	(104)	(419)
Investment earnings	11	15	10	11	47
Minority interests	(2)	(1)	—	(1)	(4)
Income (loss) from continuing operations, before income taxes	7	(23)	(25)	(66)	(107)
Income tax (expense) benefit	84	4	(10)	(20)	58
Income (loss) from continuing operations, before discontinued operations	91	(19)	(35)	(86)	(49)
Discontinued operations:
Income (loss) from operations	(27)	(8)	(11)	23	(23)
Impairment of long-lived assets and goodwill, and restructuring charges, net of insurance recoveries	(9)	(3)	(6)	(11)	(29)
Net gains (losses) on sales of facilities	(1)	2	(5)	(4)	(8)
Income tax (expense) benefit	21	(2)	(2)	3	20
Income (loss) from discontinued operations, net of tax	(16)	(11)	(24)	11	(40)
Net income (loss)	$75	$(30)	$(59)	$(75)	$(89)
Diluted earnings (loss) per common share and common equivalent share:
Continuing operations	$0.19	$(0.04)	$(0.07)	$(0.18)	$(0.10)
Discontinued operations	(0.03)	(0.02)	(0.05)	0.02	(0.09)
	$0.16	$(0.06)	$(0.12)	$(0.16)	$(0.19)
Weighted average shares and dilutive securities (if applicable) outstanding (in thousands):	474,326	473,212	473,984	474,286	473,405

TENET HEALTHCARE CORPORATION

SELECTED STATISTICS — CONTINUING SAME HOSPITALS

Fiscal 2007 by Calendar Quarter

(Unaudited)

(Dollars in millions except per patient day, per admission and per visit amounts)	Three Months Ended				Year Ended
	3/31/07	6/30/07	9/30/07	12/31/07	12/31/07

Net inpatient revenues	$1,505	$1,460	$1,481	$1,515	$5,961
Net outpatient revenues	$634	$643	$649	$655	$2,581

Number of general hospitals (at end of period)	53	53	53	53	53
Licensed beds (at end of period)	14,299	14,292	14,445	14,475	14,475
Average licensed beds	14,295	14,302	14,348	14,475	14,355
Utilization of licensed beds	56.5%	51.9%	50.7%	51.2%	52.5%
Patient days	727,399	676,094	669,613	681,427	2,754,533
Adjusted patient days	1,019,543	971,024	963,326	974,043	3,927,936
Net inpatient revenue per patient day	$2,069	$2,159	$2,212	$2,223	$2,164
Admissions	144,264	135,939	135,979	139,136	555,318
Adjusted patient admissions	203,224	196,574	196,984	200,287	797,069
Net inpatient revenue per admission	$10,432	$10,740	$10,891	$10,889	$10,734
Average length of stay (days)	5.0	5.0	4.9	4.9	5.0
Surgeries	97,019	96,876	97,762	96,830	388,487
Net outpatient revenue per visit	$617	$638	$653	$660	$642
Outpatient visits	1,027,997	1,007,191	994,184	992,573	4,021,945

Sources of net patient revenue
Medicare	27.3%	25.1%	25.1%	25.5%	25.8%
Medicaid	7.0%	9.0%	9.1%	8.5%	8.4%
Managed care governmental	12.7%	11.5%	11.5%	12.7%	12.0%
Managed care commercial	41.5%	41.7%	42.0%	41.8%	41.9%
Indemnity, self-pay and other	11.5%	12.7%	12.3%	11.5%	11.9%

TENET HEALTHCARE CORPORATION

CONSOLIDATED OPERATIONS DATA

Fiscal 2006 by Calendar Quarter

(Unaudited)

	Three Months Ended				Year Ended
(Dollars in millions except per share amounts)	3/31/06	6/30/06	9/30/06	12/31/06	12/31/06
Net operating revenues	$2,145	$2,134	$2,058	$2,116	$8,453
Operating expenses:
Salaries, wages and benefits	(953)	(937)	(927)	(958)	(3,775)
Supplies	(396)	(385)	(373)	(378)	(1,532)
Provision for doubtful accounts	(116)	(120)	(149)	(117)	(502)
Other operating expenses, net	(464)	(480)	(495)	(510)	(1,949)
Depreciation	(75)	(75)	(76)	(83)	(309)
Amortization	(6)	(6)	(6)	(10)	(28)
Impairment of long-lived assets and goodwill, and restructuring charges, net of insurance recoveries	2	(27)	(1)	(312)	(338)
Hurricane insurance recoveries, net of costs	(3)	13	4	—	14
Litigation and investigation costs	(16)	(728)	(7)	(15)	(766)
Operating income (loss)	118	(611)	28	(267)	(732)
Interest expense	(101)	(101)	(104)	(102)	(408)
Investment earnings	17	17	15	13	62
Minority interests	(1)	—	(1)	(2)	(4)
Net gains on sales of investments	2	—	—	3	5
Income (loss) from continuing operations, before income taxes	35	(695)	(62)	(355)	(1,077)
Income tax (expense) benefit	(4)	252	43	(29)	262
Income (loss) from continuing operations, before discontinued operations and cumulative effect of change in accounting principle	31	(443)	(19)	(384)	(815)
Discontinued operations:
Income (loss) from operations	2	(25)	(24)	(26)	(73)
Hurricane insurance recoveries, net of costs	(1)	194	(6)	(1)	186
Impairment of long-lived assets and goodwill, and restructuring charges, net of insurance recoveries	(6)	(101)	—	(33)	(140)
Litigation settlements, net of insurance recoveries	45	(21)	—	11	35
Net gains (losses) on sales of facilities	—	(1)	3	13	15
Income tax (expense) benefit	(3)	(1)	(43)	34	(13)
Income (loss) from discontinued operations, net of tax	37	45	(70)	(2)	10
Income (loss) before cumulative effect of change in accounting principle	68	(398)	(89)	(386)	(805)
Cumulative effect of change in accounting principle, net of tax	2	—	—	—	2
Net income (loss)	$70	$(398)	$(89)	$(386)	$(803)
Diluted earnings (loss) per common share and common equivalent share:
Continuing operations	$0.07	$(0.94)	$(0.04)	$(0.81)	$(1.73)
Discontinued operations	0.08	0.09	(0.15)	(0.01)	0.02
Cumulative effect of change in accounting principle, net of tax	—	—	—	—	—
	$0.15	$(0.85)	$(0.19)	$(0.82)	$(1.71)
Weighted average shares and dilutive securities (if applicable) outstanding (in thousands):	470,745	470,608	471,227	471,484	470,847

TENET HEALTHCARE CORPORATION

SELECTED STATISTICS — CONTINUING SAME HOSPITALS

Fiscal 2006 by Calendar Quarter

(Unaudited)

(Dollars in millions except per patient day, per admission and per visit amounts)	Three Months Ended				Year Ended
	3/31/06	6/30/06	9/30/06	12/31/06	12/31/06

Net inpatient revenues	$1,500	$1,447	$1,385	$1,457	$5,789
Net outpatient revenues	$582	$610	$600	$601	$2,393

Number of general hospitals (at end of period)	53	53	53	53	53
Licensed beds (at end of period)	14,456	14,389	14,283	14,283	14,283
Average licensed beds	14,456	14,412	14,308	14,283	14,366
Utilization of licensed beds	57.7%	53.0%	51.6%	52.4%	53.6%
Patient days	750,685	694,705	679,018	688,332	2,812,740
Adjusted patient days	1,039,726	983,162	964,434	971,366	3,958,689
Net inpatient revenue per patient day	$1,998	$2,083	$2,040	$2,117	$2,058
Admissions	146,188	138,947	137,040	139,023	561,198
Adjusted patient admissions	204,000	198,251	196,078	197,521	795,850
Net inpatient revenue per admission	$10,261	$10,414	$10,107	$10,480	$10,315
Average length of stay (days)	5.1	5.0	5.0	5.0	5.0
Surgeries	102,649	102,013	98,133	96,556	399,351
Net outpatient revenue per visit	$555	$588	$595	$597	$583
Outpatient visits	1,048,933	1,038,231	1,008,276	1,007,147	4,102,587

Sources of net patient revenue
Medicare	28.4%	26.9%	24.8%	26.4%	26.6%
Medicaid	8.3%	9.4%	8.6%	9.1%	8.9%
Managed care governmental	10.4%	10.8%	11.6%	11.7%	11.1%
Managed care commercial	41.0%	41.4%	42.5%	40.3%	41.3%
Indemnity, self-pay and other	11.9%	11.5%	12.4%	12.5%	12.1%

TENET HEALTHCARE CORPORATION
Additional Supplemental Non-GAAP Disclosures

(1) Reconciliation of Adjusted EBITDA

Adjusted EBITDA, a non-GAAP term, is defined by the Company as net income (loss) before (1) cumulative effect of change in accounting principle, net of tax, (2) income (loss) from discontinued operations, net of tax , (3) income tax (expense) benefit, (4) net gains (losses) on sales of investments (5) minority interests, (6) investment earnings, (7) interest expense, (8) litigation  and investigation costs, (9) hurricane insurance recoveries, net of costs, (10) impairment of long-lived assets and goodwill and restructuring charges, net of insurance recoveries, (11) amortization, and (12) depreciation. Adjusted EBITDA may not be comparable to EBITDA reported by other companies.

The Company provides this information as a supplement to GAAP information to assist itself and investors in understanding the impact of various items on its financial statements, some of which are recurring or involve cash payments. The Company uses this information in its analysis of the performance of its business excluding items that it does not consider as relevant in the performance of its hospitals in continuing operations. Adjusted EBITDA is not a measure of liquidity, but is a measure of operating performance that management uses in its business as an alternative to net income (loss). Because adjusted EBITDA excludes many items that are included in our financial statements, it does not provide a complete measure of our operating performance. Accordingly, investors are encouraged to use GAAP measures when evaluating the Company’s financial performance.

The reconciliation of net income (loss), the most comparable GAAP term, to adjusted EBITDA, is set forth in the following table for the three-months and years ended December 31, 2007 and 2006.

(2) Adjusted Free Cash Flow

Adjusted free cash flow, a non-GAAP term, is defined by the Company as cash flow provided by (used in) operating activities less capital expenditures in continuing operations, new hospital construction expenditures, income tax refunds (payments), cash flows from discontinued operations, and payments against reserves for restructuring charges and litigation costs and settlements. The Company believes the use of adjusted free cash flow is meaningful as the use of this financial measure provides the Company and the users of its financial statements with supplemental information about the impact on the Company’s cash flows from the items specified above. The Company provides this information as a supplement to GAAP information to assist itself and investors in understanding the impact of various items on its cash flows, some of which are recurring. The Company uses this information in its analysis of its cash flows excluding items that it does not consider relevant to the liquidity of its hospitals in continuing operations or that relate to capital expenditures for construction. Adjusted free cash flow is a measure of liquidity that management uses in its business as an alternative to net cash provided by (used in) operating activities. Because adjusted free cash flow excludes many items that are included in our financial statements, it does not provide a complete measure of our liquidity. Accordingly, investors are encouraged to use GAAP measures when evaluating the Company’s financial performance or liquidity. The reconciliation of net cash provided by (used in) operating activities, the most comparable GAAP term, to adjusted free cash flow is set forth in the second table below for the three months and years ended December 31, 2007 and 2006.

TENET HEALTHCARE CORPORATION

Additional Supplemental Non-GAAP Disclosures

Table #1 - Reconciliation of Adjusted EBITDA

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions)	2007	2006	2007	2006
Net loss	$(75)	$(386)	$(89)	$(803)
Less: Cumulative effect of changes in accounting principle, net of tax	—	—	—	2
Income (loss) from discontinued operations, net of tax	11	(2)	(40)	10
Income (loss) from continuing operations	(86)	(384)	(49)	(815)
Income tax (expense) benefit	(20)	(29)	58	262
Net gains on sales of investments	—	3	—	5
Minority interests	(1)	(2)	(4)	(4)
Investment earnings	11	13	47	62
Interest expense	104	(102)	(419)	(408)
Operating income (loss)	28	(267)	269	(732)
Litigation and investigation costs	(12)	(15)	(13)	(766)
Hurricane insurance recoveries, net of costs	3	—	3	14
Impairment of long-lived assets and goodwill and restructuring charges, net of insurance recoveries	(36)	(312)	(60)	(338)
Amortization	(8)	(10)	(32)	(28)
Depreciation	(85)	(83)	(330)	(309)
Adjusted EBITDA	$166	$153	$701	$695

Net operating revenues	$2,251	$2,116	$8,852	$8,453
Adjusted EBITDA as % of net operating revenues (Adjusted EBITDA margin)	7.4%	7.2%	7.9%	8.2%

Additional Supplemental Non-GAAP Disclosures

Table #2 -  Reconciliation of Adjusted Free Cash Flow

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions)	2007	2006	2007	2006
Net cash provided by (used in) operating activities	$112	$(21)	$326	$(462)
Less:
Income tax (payments) refunds, net	(6)	(187)	162	(215)
Insurance recoveries for business interruption and other costs	—	—	—	161
Payments against reserves for restructuring charges and litigation costs and settlements	(31)	(15)	(70)	(698)
Net cash provided by (used in) operating activities from discontinued operations	22	1	25	(25)
Adjusted net cash provided by operating activities — continuing operations	127	180	209	315
Purchases of property and equipment — continuing operations	(276)	(284)	(662)	(622)
Construction of new and replacement hospitals	(24)	(7)	(67)	(12)
Adjusted free cash flow — continuing operations	$(173)	$(111)	$(520)	$(319)

TENET HEALTHCARE CORPORATION

Additional Supplemental Non-GAAP Disclosures

Table #3 - Reconciliation of Outlook Adjusted EBITDA to
Outlook Net Loss for Year Ending December 31, 2008

(Unaudited)

(Dollars in Millions)		Low	High

Net income (loss)		$(100)	$—
Less	Loss from discontinued operations, net of tax	(50)	(25)
	Income (loss) from continuing operations	(50)	25
	Income tax expense	(20)	(20)
	Income (loss) from continuing operations, before income taxes	(30)	45
	Interest expense, net	(400)	(400)
	Operating income	370	445
	Litigation and investigation costs	(5)	(5)
	Depreciation and amortization	(400)	(400)
Adjusted EBITDA		$775	$850

Table #4 -  Reconciliation of Outlook Adjusted Free Cash Flow

for the Year Ending December 31, 2008

(Unaudited)

(Dollars in millions)	Low	High
Net cash provided by operating activities	$200	$325
Less:
Income tax (payments) refunds, net	(17)	(17)
Payments against reserves for restructuring charges and litigation costs and settlements	(103)	(103)
Net cash used in operating activities from discontinued operations	(80)	(55)
Adjusted net cash provided by operating activities — continuing operations	400	500
Purchases of property and equipment — continuing operations	(518)	(568)
Construction of new and replacement hospitals	(82)	(82)
Adjusted free cash flow — continuing operations	$(200)	$(150)